[LOGO FOR TERRA]	Exhibit 99.1	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com

NEWS

For immediate release	Contact: Mark Rosenbury (712) 279-8756 mrosenbury@terraindustries.com

Terra Nitrogen Company, L.P. reports first quarter results

Sioux City, Iowa (April 24, 2003)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE symbol: TNH) today reported a net loss of $7.0 million, or $.37 per limited partnership unit, on revenues of $70.9 million for the first quarter ended March 31, 2003. This compares with net income of $2.2 million, or $.12 per unit, on revenues of $57.4 million for the 2002 first quarter. The profitability decline was due to higher natural gas unit costs and production curtailments, partially offset by higher selling prices.

TNCLP’s natural gas unit costs for the 2003 first quarter, net of about $4.7 million of cost reductions realized from forward purchase contracts, were 74 percent higher than those incurred in the 2002 first quarter. This increase was due to colder-than-expected weather and lower industry-wide natural gas inventories. These high natural gas costs led to first quarter 2003 production curtailments, including the shutdown of the Blytheville, Ark. facility and one of the two ammonia plants at the Verdigris, Okla. facility in late February, when spot natural gas prices exceeded $10 per million British thermal unit. All plants had resumed production by the end of the quarter.

Ammonia, nitrogen solutions and urea selling prices for the 2003 first quarter were 62, 37 and 47 percent higher, respectively, than 2002 first quarter selling prices. The higher prices were due mainly to lower global ammonia and other nitrogen product supplies.

TNCLP’s forward purchase contracts at March 31, 2003, fixed prices for about 14 percent of its next 12 months’ natural gas requirements at about $2.5 million above the published forward market prices at that date.

TNCLP announced that there would be no cash distribution for the quarter ended March 31, 2003. Cash distributions depend on TNCLP’s earnings, which are driven primarily by product selling prices, sales volumes, natural gas costs and production levels, as well as working capital requirements and capital expenditures. TNCLP’s quarterly earnings are usually highest in the quarter ending June 30 due to the seasonal demand for fertilizer.

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Information contained in this release, other than historical information, may be considered forward-looking. Forward-looking information reflects management’s current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally nitrogen fertilizer selling prices and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the “Factors That Affect Operating Performance” section of TNCLP’s current annual report.

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Note:  Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ web site, www.terraindustries.com.

(Tables follow)

Terra Nitrogen Company, L.P.

Consolidated Statements of Income

(in thousands except per unit amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Product revenues	$70,855	$57,109
Other income	82	291

Total revenues	70,937	57,400

Cost of goods sold	72,660	49,798
Depreciation and amortization	3,301	3,268

Total cost of sales	75,961	53,066
Total gross profit (loss)	(5,024)	4,334
Operating expenses	2,019	1,995
Interest expense—net	(10)	103

Net income (loss)	$(7,033)	$2,236

Earnings (loss) per limited partnership unit	$(0.37)	$0.12

The amount of net income allocable to the Limited Partnership’s interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.

Nitrogen Volumes and Prices

	2003		2002
Quarter	Sales Volumes (000 tons)	Average Unit Price (per ton)	Sales Volumes (000 tons)	Average Unit Price (per ton)
Ammonia	50	$219	75	$135
UAN	438	86	420	63
Urea	102	153	120	104

Terra Nitrogen Company, L.P.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,
	2003	2002
Assets
Cash and cash equivalents	$13,458	$10
Accounts receivable	18,778	22,774
Inventories	43,863	43,393
Other current assets	2,745	11,030

Total current assets	78,844	77,207

Property, plant and equipment, net	123,616	133,631
Other assets	9,597	5,408

Total assets	$212,057	$216,246

Liabilities
Short-term note and current portion of long-term debt	$56	$2,762
Accounts payable and accrued liabilities	45,372	24,721

Total current liabilities	45,428	27,483

Long-term debt	8,319	8,200
Long-term payable to affiliates	5,316	5,316

Total liabilities	59,063	40,999

Partners’ equity	152,994	175,247

Total liabilities and partners’ equity	$212,057	$216,246